Exhibit 99.1

Monroe Capital Corporation BDC Announces Fourth Quarter and Full Year 2022 Results

CHICAGO, IL, March 1, 2023 -- Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the fourth quarter and full year ended December 31, 2022. The Board of Directors of Monroe also declared its first quarter distribution of $0.25 per share, payable on March 31, 2023 to stockholders of record on March 15, 2023.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

Fourth Quarter 2022 Financial Highlights

•	Net Investment Income of $5.5 million, or $0.25 per share

•	Adjusted Net Investment Income (a non-GAAP measure described below) of $5.6 million, or $0.26 per share

•	Net increase in net assets resulting from operations of $4.5 million, or $0.21 per share

•	Net Asset Value (“NAV”) of $225.0 million, or $10.39 per share

•	Paid quarterly dividend of $0.25 per share on December 30, 2022

•	Current annual cash dividend yield to shareholders of approximately 11.9%(1)

Full Year 2022 Financial Highlights

•	Net investment income of $22.2 million, or $1.02 per share

•	Adjusted Net Investment Income (a non-GAAP measure described below) of $23.6 million, or $1.09 per share

•	Net decrease in net assets resulting from operations of $2.8 million, or ($0.13) per share

Chief Executive Officer Theodore L. Koenig commented, “We are pleased to report a strong quarter with Adjusted Net Investment Income of $0.26 per share, highlighted by solid portfolio performance and attractive new investment activity. Our priority remains focused on maintaining portfolio credit quality, which continues to demonstrate stability in the face of higher interest rates, inflationary pressures and an uncertain macroeconomic environment. We strongly believe that we remain well positioned to redeploy capital to leading growth oriented middle market companies in this more volatile and less competitive financing market, where we stand to benefit from higher base rates and favorable deal terms. As always, we continue to be focused on maximizing Adjusted Net Investment Income and generating strong risk-adjusted returns for our shareholders.”

(1) Based on an annualized dividend and closing share price as of February 28, 2023.

Monroe Capital Corporation is a business development company affiliate of the award winning private credit investment firm and lender, Monroe Capital LLC.

Management Commentary

Adjusted Net Investment Income totaled $5.6 million or $0.26 per share for the quarter ended December 31, 2022. This compares with $7.1 million or $0.33 per share for the quarter ended September 30, 2022. While the average portfolio yield increased during the quarter ended December 31, 2022, Adjusted Net Investment Income declined primarily as a result of the quarter ended September 30, 2022 including a one-time benefit of the receipt of previously unaccrued interest income associated with the repayment of an investment that had previously been on non-accrual status. See Non-GAAP Financial Measure – Adjusted Net Investment Income discussion below.

NAV decreased by $0.04 per share, or 0.4%, to $225.0 million or $10.39 per share as of December 31, 2022, compared to $226.0 million or $10.43 per share as of September 30, 2022. The NAV decrease of $0.04 per share was primarily the result of net unrealized losses on the Company’s investment in MRCC Senior Loan Fund I, LLC (“SLF”). The decrease in value at the SLF was driven by net losses on the SLF’s investments, which are loans to traditional upper middle-market borrowers and has continued to experience higher volatility in valuations. On a net basis, the valuations on the remainder of the portfolio remained relatively flat to September 30, 2022.

During the quarter, MRCC’s debt-to-equity leverage increased from 1.33 times debt-to-equity to 1.49 times debt-to equity. The increase in leverage was primarily driven by strong investment activity during the fourth quarter. We continue to focus on managing our investment portfolio and selectively redeploying capital resulting from repayments.

Selected Financial Highlights

(in thousands, except per share data)

	December 31, 2022	September 30, 2022
Consolidated Statements of Assets and Liabilities data:		(unaudited)
Investments, at fair value	$541,040	$508,018
Total assets	$564,995	$532,556
Total net assets	$225,019	$225,956
Net asset value per share	$10.39	$10.43

	For the quarter ended
	December 31, 2022	September 30, 2022
Consolidated Statements of Operations data:	(unaudited)
Net investment income	$5,520	$6,260
Adjusted net investment income (2)	$5,636	$7,128
Net gain (loss)	$(1,040)	$(7,009)
Net increase (decrease) in net assets resulting from operations	$4,480	$(749)

Per share data:
Net investment income	$0.25	$0.29
Adjusted net investment income (2)	$0.26	$0.33
Net gain (loss)	$(0.05)	$(0.32)
Net increase (decrease) in net assets resulting from operations	$0.21	$(0.03)

(2)	See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to Adjusted Net Investment Income. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

Portfolio Review

The Company had debt and equity investments in 105 portfolio companies, with a total fair value of $541.0 million as of December 31, 2022, as compared to debt and equity investments in 98 portfolio companies, with a total fair value of $508.0 million, as of September 30, 2022. The Company’s portfolio consists primarily of first lien loans, representing 84.0% of the portfolio as of December 31, 2022, and 83.3% of the portfolio as of September 30, 2022. As of December 31, 2022, the weighted average contractual and effective yield on the Company’s debt and preferred equity investments was 11.0% and 11.0%, respectively, as compared to the weighted average contractual and effective yield of 9.9% and 9.9%, respectively, as of September 30, 2022. Portfolio yield is calculated only on the portion of the portfolio that has a contractual coupon and therefore does not account for dividends on equity investments (other than preferred equity). As of December 31, 2022, 0.5% of the Company’s total investments at fair value were on non-accrual as compared to 0.7% as of September 30, 2022.

Financial Review

Results of Operations: Fourth Quarter 2022

Net Investment Income for the quarter ended December 31, 2022 totaled $5.5 million, or $0.25 per share, compared to $6.3 million, or $0.29 per share, for the quarter ended September 30, 2022. Adjusted Net Investment Income was $5.6 million, or $0.26 per share, for the quarter ended December 31, 2022, compared to $7.1 million, or $0.33 per share, for the quarter ended September 30, 2022. Investment income for the quarter ended December 31, 2022 totaled $15.2 million, compared to $15.9 million for the quarter ended September 30, 2022. Excluding a one-time benefit of $2.0 million of previously unrecorded interest income associated with the repayment of the Company’s loan investment in Curion Holdings, LLC (“Curion”) recorded during the quarter ended September 30, 2022, investment income increased by $1.3 million primarily as a result of increases in portfolio yield and average portfolio size. Total expenses for the quarter ended December 31, 2022 totaled $9.6 million, compared to $9.7 million for the quarter ended September 30, 2022. The $0.1 million decrease in expenses during the quarter was primarily driven by lower income taxes, primarily associated with blocker entities that hold certain of the Company’s equity investments, and lower incentive fees. These decreases were mostly offset by an increase in interest and other debt financing expenses due to the rising interest rate environment and higher average debt outstanding.

Net gain (loss) was ($1.0) million for the quarter ended December 31, 2022, compared to ($7.0) million for the quarter ended September 30, 2022. Net realized and unrealized gains (losses) on investments were ($0.3) million for the quarter. The net losses during the quarter were primarily attributable to the Company’s investment in SLF. Other net gains (losses) totaled ($0.7) million for the quarter ended December 31, 2022, comprised primarily of net unrealized losses on foreign currency forward contracts used to hedge currency exposure on investments denominated in foreign currency.

Net increase (decrease) in net assets resulting from operations was $4.5 million, or $0.21 per share, for the quarter ended December 31, 2022, compared to ($0.7) million, or ($0.03), for the quarter ended September 30, 2022.

Results of Operations: Full Year 2022

Net investment income for the year ended December 31, 2022 totaled $22.2 million, or $1.02 per share, compared to $22.2 million, or $1.03 per share, for the year ended December 31, 2021. Adjusted Net Investment Income was $23.6 million, or $1.09 per share, for the year ended December 31, 2022, compared to $22.5 million, or $1.04 per share, for the year ended December 31, 2021. Total investment income for the year ended December 31, 2022 totaled $56.6 million, compared to $53.8 million for the year ended December 31, 2021. The increase as compared to the prior year was primarily the result of increases portfolio yield resulting from the rising rate environment (all of the portfolio exceed the interest rate floors during the year ended December 31, 2022) and the one-time benefit from the receipt of previously unrecorded interest income associated with the repayment of the Company’s loan investment in Curion. These increases were partially offset by decreases in dividend income and prepayment gains. Total expenses, net of incentive fee and management fee waivers, for the year ended December 31, 2022 totaled $34.4 million, compared to $31.7 million for the year ended December 31, 2021. The $2.7 million increase in expenses was primarily driven by higher incentive fees, net of associated fee waivers, increases in interest and other debt financing expenses due to the rising interest rate environment, and increases in income taxes, including excise taxes, primarily associated with blocker entities that hold certain of the Company’s equity investments.

Net gain (loss) was ($25.0) million for the year ended December 31, 2022, compared to $10.3 million for the year ended December 31, 2021. Net realized and unrealized gains (losses) on investments were ($24.9) million for the year ended December 31, 2022. The net losses on the portfolio were driven by the overall market volatility and spread widening in the loan market, including unrealized losses attributable to our investment in SLF of $6.1 million. Additionally, approximately $17.5 million in net unrealized losses were attributable to portfolio companies that have underlying credit performance concerns risk rating of Grade 3, 4 or 5 on the Company’s investment performance risk rating scale that were still held as of December 31, 2022.

Net increase (decrease) in net assets resulting from operations was ($2.8) million, or ($0.13) per share, for the year ended December 31, 2022, compared to $32.5 million, or $1.51 per share, for the year ended December 31, 2021.

Liquidity and Capital Resources

At December 31, 2022, the Company had $5.5 million in cash, $204.6 million of debt outstanding on its revolving credit facility and $130.0 million of debt outstanding on its 2026 Notes. As of December 31, 2022, the Company had approximately $50.4 million available for additional borrowings on its revolving credit facility, subject to borrowing base availability.

MRCC Senior Loan Fund

SLF is a joint venture with Life Insurance Company of the Southwest (“LSW”), an affiliate of National Life Insurance Company. SLF invests primarily in senior secured loans to middle market companies in the United States. The Company and LSW have each committed $50.0 million of capital to the joint venture. As of December 31, 2022, the Company had made net capital contributions of $42.7 million in SLF with a fair value of $35.5 million, as compared to net capital contributions of $42.7 million in SLF with a fair value of $36.5 million at September 30, 2022. During the quarter ended December 31, 2022, the Company received an income distribution from SLF of $0.9 million, consistent with the $0.9 million received during the quarter ended September 30, 2022. During the year ended December 31, 2022, the Company received income distributions from SLF of $3.6 million, compared to the $4.3 million received for the year ended December 31, 2021. The SLF’s underlying investments are loans to middle-market borrowers that are generally larger than the rest of MRCC’s portfolio which is focused on lower middle-market companies. The SLF’s portfolio decreased in value by 0.1% during the quarter, from 93.6% of amortized cost as of September 30, 2022 to 93.5% of amortized cost as of December 31, 2022.

As of December 31, 2022, SLF had total assets of $192.8 million (including investments at fair value of $183.2 million), total liabilities of $121.8 million (including borrowings under the $175.0 million secured revolving credit facility with Capital One, N.A. (the “SLF Credit Facility”) of $122.2 million) and total members’ capital of $71.0 million. As of September 30, 2022, SLF had total assets of $201.6 million (including investments at fair value of $192.1 million), total liabilities of $128.5 million (including borrowings under the SLF Credit Facility of $129.3 million) and total members’ capital of $73.1 million.

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee and income taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

For the quarter ended
December 31, 2022		September 30, 2022
	Per Share		Per Share
Amount	Amount	Amount	Amount

	(in thousands, except per share data)
Net investment income	$5,520	$0.25	$6,260	$0.29
Net capital gains incentive fee	—	—	—	—
Income taxes, including excise taxes	116	0.01	868	0.04
Adjusted Net Investment Income	$5,636	$0.26	$7,128	$0.33

For the quarter ended
December 31, 2022		December 31, 2021
	Per Share		Per Share
Amount	Amount	Amount	Amount
	(in thousands, except per share data)
Net investment income	$22,192	$1.02	$22,168	$1.03
Net capital gains incentive fee	—	—	—	—
Income taxes, including excise taxes	1,405	0.07	282	0.01
Adjusted Net Investment Income	$23,597	$1.09	$22,450	$1.04

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

Fourth Quarter 2022 Financial Results Conference Call

The Company will host a webcast and conference call to discuss these operating and financial results on Thursday, March 2, 2023 at 11:00 am ET. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (800) 715-9871 approximately 10 minutes prior to the call. Please reference conference ID # 4627218.

For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-K for the year ended December 31, 2022 to be filed with the SEC (www.sec.gov) on March 1, 2023.

First Quarter 2023 Distribution

The Board of Directors of Monroe declared its first quarter distribution of $0.25 per share, payable on March 31, 2023 to stockholders of record on March 15, 2023. In October 2012, the Company adopted a dividend reinvestment plan that provides for reinvestment of distributions on behalf of its stockholders, unless a stockholder elects to receive cash prior to the record date. When the Company declares a cash distribution, stockholders who have not opted out of the dividend reinvestment plan prior to the record date will have their distribution automatically reinvested in additional shares of the Company’s capital stock. The specific tax characteristics of the distribution will be reported to stockholders on Form 1099 after the end of the calendar year and in the Company’s periodic report filed with the SEC.

MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	December 31, 2022	September 30, 2022	December 31, 2021
		(unaudited)
ASSETS
Investments, at fair value:
Non-controlled/non-affiliate company investments	$418,913	$386,200	$430,287
Non-controlled affiliate company investments	86,618	85,274	90,281
Controlled affiliate company investments	35,509	36,544	41,125
Total investments, at fair value (amortized cost of: $579,307, $545,350 and $576,178, respectively)	541,040	508,018	561,693
Cash	5,450	7,129	2,622
Restricted cash	—	—	15,459
Unrealized gain on foreign currency forward contracts	1,507	2,284	781
Interest receivable	16,457	14,680	9,476
Other assets	541	445	427
Total assets	564,995	532,556	590,458

LIABILITIES
Debt:
Revolving credit facility	204,600	171,200	151,045
2026 Notes	130,000	130,000	130,000
SBA debentures payable	—	—	56,900
Total debt	334,600	301,200	337,945
Less: Unamortized deferred financing costs	(4,486)	(3,223)	(5,794)
Total debt, less unamortized deferred financing costs	330,114	297,977	332,151
Interest payable	3,041	1,305	3,304
Management fees payable	2,221	2,222	2,454
Incentive fees payable	1,380	1,565	435
Accounts payable and accrued expenses	3,220	3,496	2,643
Directors' fees payable	—	35	—
Total liabilities	339,976	306,600	340,987
Net assets	$225,019	$225,956	$249,471

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 21,666, 21,666 and 21,666 shares issued and outstanding, respectively	$22	$22	$22
Capital in excess of par value	298,700	298,687	298,687
Accumulated undistributed (overdistributed) earnings	(73,703)	(72,753)	(49,238)
Total net assets	$225,019	$225,956	$249,471
Net asset value per share	$10.39	$10.43	$11.51

MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the quarter ended		For the year ended
	December 31, 2022	September 30, 2022	December 31, 2022	December 31, 2021
	(unaudited)		(audited)
Investment income:
Non-controlled/non-affiliate company investments:
Interest income	$9,721	$9,383	$35,751	$33,381
Payment-in-kind interest income	970	738	3,009	1,836
Dividend income	105	103	372	400
Fee income	776	412	2,380	1,231
Total investment income from non-controlled/non- affiliate company investments	11,572	10,636	41,512	36,848
Non-controlled affiliate company investments:
Interest income	1,383	3,830	7,585	5,150
Payment-in-kind interest income	1,261	502	3,680	6,484
Dividend income	48	48	189	987
Fee income	—	—	—	36
Total investment income from non-controlled affiliate company investments	2,692	4,380	11,454	12,657
Controlled affiliate company investments:
Dividend income	900	900	3,600	4,325
Total investment income from controlled affiliate company investments	900	900	3,600	4,325
Total investment income	15,164	15,916	56,566	53,830

Operating expenses:
Interest and other debt financing expenses	5,119	4,263	17,080	16,074
Base management fees	2,221	2,222	9,055	9,514
Incentive fees	1,380	1,565	4,127	3,690
Professional fees	154	212	894	1,013
Administrative service fees	255	275	1,163	1,357
General and administrative expenses	360	216	1,082	1,072
Directors' fees	39	35	148	144
Expenses before base management fee and incentive fee waivers	9,528	8,788	33,549	32,864
Base management fee waivers	—	—	(55)	—
Incentive fee waivers	—	—	(525)	(1,484)
Total operating expenses, net of base management fee and incentive fee waivers	9,528	8,788	32,969	31,380
Net investment income before income taxes	5,636	7,128	23,597	22,450
Income taxes, including excise taxes	116	868	1,405	282
Net investment income	5,520	6,260	22,192	22,168

Net gain (loss):
Net realized gain (loss):
Non-controlled/non-affiliate company investments	620	(1,666)	(1,129)	(16,127)
Non-controlled affiliate company investments	—	(1)	(1)	(5,637)
Extinguishment of debt	—	—	(1,039)	(3,110)
Foreign currency forward contracts	50	38	119	(48)
Foreign currency and other transactions	2	(1)	(36)	(895)
Net realized gain (loss)	672	(1,630)	(2,086)	(25,817)

Net change in unrealized gain (loss):
Non-controlled/non-affiliate company investments	(6)	(1,049)	(12,287)	27,788
Non-controlled affiliate company investments	106	(4,186)	(5,379)	4,950
Controlled affiliate company investments	(1,035)	(1,007)	(6,116)	1,841
Foreign currency forward contracts	(777)	863	726	894
Foreign currency and other transactions	—	—	164	635
Net change in unrealized gain (loss)	(1,712)	(5,379)	(22,892)	36,108

Net gain (loss)	(1,040)	(7,009)	(24,978)	10,291

Net increase (decrease) in net assets resulting from operations	$4,480	$(749)	$(2,786)	$32,459

Per common share data:
Net investment income per share - basic and diluted	$0.25	$0.29	$1.02	$1.03
Net increase (decrease) in net assets resulting from operations per share - basic and diluted	$0.21	$(0.03)	$(0.13)	$1.51
Weighted average common shares outstanding - basic and diluted	21,666	21,666	21,666	21,453

Additional Supplemental Information:

The composition of the Company’s investment income was as follows (in thousands):

	For the quarter ended		For the year ended
	December 31, 2022	September 30, 2022	December 31, 2022	December 31, 2021
Interest income	$10,847	$12,491	$41,449	$35,738
Payment-in-kind interest income	2,231	1,240	6,689	8,320
Dividend income	1,053	1,051	4,161	5,712
Fee income	776	412	2,380	1,267
Prepayment gain (loss)	45	495	803	1,691
Accretion of discounts and amortization of premiums	212	227	1,084	1,102
Total investment income	$15,164	$15,916	$56,566	$53,830

The composition of the Company’s interest expense and other debt financing expenses was as follows (in thousands):

	For the quarter ended		For the year ended
	December 31, 2022	September 30, 2022	December 31, 2022	December 31, 2021
Interest expense - revolving credit facility	$3,051	$2,186	8,442	$4,593
Interest expense - 2023 Notes	—	—	—	837
Interest expense - 2026 Notes	1,555	1,555	6,220	5,763
Interest expense - SBA debentures	—	—	292	2,676
Amortization of deferred financing costs	513	522	2,126	2,205
Total interest and other debt financing expenses	$5,119	$4,263	$17,080	$16,074

ABOUT MONROE CAPITAL CORPORATION

Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC (“Monroe”) is a premier boutique asset management firm specializing in private credit markets across various strategies, including direct lending, asset-based lending, specialty finance, opportunistic and structured credit, and equity. Since 2004, the firm has been successfully providing capital solutions to clients in the U.S. and Canada. Monroe prides itself on being a value-added and user-friendly partner to business owners, management, and both private equity and independent sponsors. Monroe’s platform offers a wide variety of investment products for both institutional and high net worth investors with a focus on generating high quality “alpha” returns irrespective of business or economic cycles. The firm is headquartered in Chicago and maintains offices in Atlanta, Boston, Los Angeles, Miami, Naples, New York, San Francisco, and Seoul.

Monroe has been recognized by both its peers and investors with various awards including Private Debt Investor as the 2022 Lower Mid-Market Lender of the Year, 2022 CLO Manager of the Year, Americas; Global M&A Network as the 2022 Small Mid-Markets Lender of the Year, Americas; Creditflux as the 2021 Best U.S. Direct Lending Fund; and Pension Bridge as the 2020 Private Credit Strategy of the Year. For more information and important disclaimers, please visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:	Monroe Capital Corporation

Investor Contact:	Mick Solimene
Chief Investment Officer and Chief Financial Officer Monroe Capital Corporation (312) 598-8401 Email: msolimene@monroecap.com

Media Contact:	Daniel Abramson
BackBay Communications (857) 305-8441 Email: daniel.abramson@backbaycommunications.com